Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated September 14, 2022
Registration No. 333-266070

SINTX Technologies, Inc.

Dated September 14, 2022

This free writing prospectus relates to a rights offering and should be read together with the preliminary prospectus dated September 12, 2022 that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to the rights offering, which may be accessed for free by visiting EDGAR on the SEC website at www.sec.gov.


Si N Tx
SINTX
Technologies

CORPORATE OVERVIEW

September 2022

DISCLAIMER

Forward-Looking Statements

This presentation contains forward-looking statements about SINTX Technologies, Inc. (the "Company"). These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company's financial results, products, product candidates, the expected timing of the regulatory approval of our product candidates, regulatory processes and objectives, potential benefits of the Company's product candidates, intellectual property and related matters, all of which involve known and unknown risks and uncertainties. Actual results may differ materially from the forward-looking statements discussed in this presentation.

Accordingly, the Company cautions investors not to place undue reliance on the forward-looking statements contained in, or made in connection with, this presentation. The forward-looking statements contained in this presentation are further qualified by the detailed discussion of risks and uncertainties set forth in the Company's Annual Report on form 10-K filed with the Securities and Exchange Commission (SEC) on March 25, 2022, and in the Company's other filings with the SEC which can be obtained on the Company's website at www.sintx.com or on the SEC website at www.sec.gov. The forward-looking statements contained in this document represent the Company's estimates and assumptions only as of the date of this presentation and the Company undertakes no duty or obligation to update or revise publicly any forward-looking statements contained in this presentation as a result of new information, future events or changes in the Company's expectations.

Supporting documentation for all claims in this presentation can be found at https://sintx.com/resources/references/

FREE WRITING PROSPECTUS

This presentation highlights basic information about us and the rights offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by an person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

We have filed an amended Registration Statement on Form S-1/A with the SEC, including a preliminary prospectus dated September 12, 2022 (as amended, the "Preliminary Prospectus"), with respect to the rights offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the rights offering, and the other documents filed with the SEC, for more complete information about us and the rights offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the information agent participating in the rights offering will arrange to send you the prospectus if you request it by contacting D.F. King & Co., Inc., toll free at (866) 620-2536, by mail at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 or by email at sintx@dfking.com.

SINTX TECHNOLOGIES

We are dedicated to the manufacturing, research, and development of advanced materials science-based solutions to improve quality of life.

Technical Ceramics



Biomedical



Antipathogenic



CORE STRENGTHS

Manufacturing Expertise

- FDA and ANVISA registered facility
- Quality Management System certified to ISO 13485:2016 and AS9100D
- Vertically integrated for rapid prototyping and development
- Over 40,000 implantations in humans with strong record of safety and efficacy

R&D Innovations

- Composites and Coatings
- 3D printing of ceramics and polymer composites
- Fabric Infiltration
- Test Protocols developments


Si_3N_4

CORE STRENGTHS


AirClean 4000
Workstation
FLAMMABLE

Strong IP & Regulatory Portfolio

- 15 issued patents
- 63 patent applications in process
- FDA Master Files

Scientific achievements

- Over 130 peer-reviewed scientific publications
- More than 85 technical and scientific presentations
- Research independently corroborated
- SBIR awards to fund technology development

MATERIALS PORTFOLIO

STX-100

STX-100 silicon nitride has the best combination of mechanical, thermal, and electrical properties of any technical ceramic. Utilized when durability, thermal stability, exceptional strength, and wear resistance are required.



ENERGY

AUTOMOTIVE & AEROSPACE BRAKES

AEROSPACE MATERIALS

AUTOMOTIVE CERAMICS

WELDING

ARMOR

There is an ever-increasing demand for lightweight, comfortable ceramic armor with advanced protection against armor piercing rounds. SINTX's ARMOR ceramics offer advanced hardness and extreme light weight.

Transparent ceramic ARMOR provides superior ballistic protection at less than half the weight and thickness over traditional glass laminates.





AEROSPACE ARMOR

TRANSPARENT CERAMICS

VEHICLE ARMOR

BODY ARMOR

FleX-SN - BIOMEDICAL

FleX-SN medical-grade silicon nitride products are biocompatible, bioactive, antipathogenic, and have shown superb bone-affinity. The ideal biomaterial for replacement and implant surgeries.



SPINE

CRANIOMAXILLOFACIAL

DENTAL IMPLANTS

FOOT & ANKLE

KNEE & HIP

FleX-SN - ANTIPATHOGENIC

FleX-SN AP Powder can be incorporated into products and fabrics to manufacture surfaces that inactivate bacteria, fungi, and viruses – including the SARS-CoV-2 virus - thereby limiting the spread of diseases.



SN Embedded in Fabric

Wound Dressing (Under Development)

MEDICAL TUBING

MASKS

HEALTHCARE

PUBLIC TRANSPORTATION

WOUND CARE & DRESSINGS

AIR FILTERS

TECHNOLOGY PORTFOLIO

SN COMPOSITES

Composite materials leverage complementary properties of different materials by combining the materials. The composites manufactured at SINTX consist of our silicon nitride powder in a matrix of PEEK or PEKK – both polymer materials with elasticity similar to human bone.

We are also adding our FleX-SN AP powder to a variety of textiles in order to create an antimicrobial fabric composite.


10 mm

3D Printed, SN-PEEK Cervical Interbody Spine Implant

CERAMIC MATRIX COMPOSITES & COATINGS

Ceramic Matrix Composites (CMCs)
CMCs are ceramic fibers embedded in a ceramic matrix. CMCs are low density and can withstand ultra-high temperatures, making them an ideal material for extreme conditions.

These advanced materials are in high demand from major OEMs looking to apply this technology in aerospace, heat exchangers, turbine engines, hypersonic-supersonic vehicles, and similar applications.

CMC Coatings
Recently developed oxidation resistant coatings for CMCs that extend their useful application to extreme temperatures.


SIDE VIEW CAM
832
NASA actively cooled thrust cell at 5000°F

COATINGS

Silicon Nitride Coatings
FleX-SN AP silicon nitride coatings are under development for metal implant materials, such as titanium. These coating aim to overcome the clinical limitations of metallic implants.

Advanced Ceramic and Metal Coatings
Array of magnetron sputtered and CVD coating materials for a broad spectrum of custom applications.



LEFT: Titanium surface laser cladded with silicon nitride.
RIGHT: untreated titanium surface.



PVD coating of silicon nitride.

3D PRINTING

Monolithic 3D Printing
Our proprietary 3D printing method reduces time to market and lowers developmental costs. Excellent results have been achieved in a wide range of applications, including medical device components, heat exchangers for aerospace applications, ceramic cores for jet engine blades, and many other complex components that can reduce part count and enhance performance capabilities.





Composite 3D printing
Our medical-grade 3D printer allows us to fabricate parts with textures and porosities, features that cannot be produced by any other manufacturing methods. We produce medical implants that lower infection risk and improve biocompatibility, while retaining favorable mechanical properties, and the ability to heal quickly to host bone.


10 mm

CATALYSTS FOR GROWTH

TECHNICAL CERAMICS

COMMERCIAL JETS
Working with two major companies on commercial jet ignition systems – silicon nitride is enabling.

RF ANTENNAS
Working with several companies on RF antennas applications due to the excellent dielectric properties of silicon nitride.

ARMOR
The SLC ARMOR plant will start up in the 4th quarter 2022 with strong interest from potential customers.

WELDING COMPONENTS
In production: components for high-speed welding with an international OEM for automotive applications.

CRITICAL APPLICATIONS
Engaged with more than 20 companies in evaluations of our materials in critical applications such as energy and defense.

GOVERNMENT CONTRACTS & GRANTS

NAVAL RESEARCH LABORATORY
Ultra hard materials for armor applications that supports power protection and war fighter protection in military generators and vehicles.

HIGH EFFICIENCY HEAT EXCHANGERS
Developed for high performance military equipment by the Office of Naval Research and Commercial HVAC systems for the Department of Energy.

MISSLE DEFENSE AGENCY
Extended life coatings for electrochemical machining tools.

FUTURE GOVERNMENT CONTRACTS
Leverage 40 years and $40+M in contracts and technical experience for future opportunities and innovations that can address market needs.

DEFENSE ADVANCED RESEARCH PROJECTS AGENCY
CMC combustor for high heat temps.

GRANTS
In the last year, awarded two phase 1 grants from NIH totaling $600K for 3D printed composite devices: spine implants and craniomaxillofacial implants.

BIOMEDICAL

METAL COATINGS
Ceramic coatings for metal orthopedic and dental surgical implants and replacements. These coatings are targeted at overcoming the clinical limitations of metallic implants.

REGULATORY CLEARANCES FOR SPINAL IMPLANTS
Pursuing FDA clearance for SN-PEEK spinal fusion devices in the U.S. and similar clearances in OUS markets.

DENTAL
Working with dental implant companies to potentially supply novel silicon nitride and zirconia-based dental implants.

ABLATION TIPS
Quoting two global medical device companies for a significant volume of 3D printed bioceramic surgical ablation tips.

FOOT AND ANKLE
Leveraging success in spine market to attract interest from global leaders in this specialty area.

ANTIPATHOGENIC

AP FACE MASKS AND MASK FILTERS
Developing civil use antipathogenic face protection.

WOUND CARE
Evaluating antipathogenic wound dressings (bandages, surgical care) for reduced bacteria growth.

AUTOMOTIVE CABIN AIR FILTERS
Working with an automotive company on cabin air filters to reduce bacteria and virus.

ANTI-FOULING COATINGS
In partnership with a major paint company - evaluating the possibility of mildew resistant paints.

MEDICAL TUBING COATINGS
Developing coatings for catheters and medical tubing aimed at reducing infections.

2022 KEY OBJECTIVES

EXECUTE ON THE LAUNCH OF SINTX ARMOR

Get the new facility fully operational

Generate revenue in the 4th quarter

DEVELOP NEW LINES OF REVENUE

New markets: Antipathogenic & Technical

New non-spine products

Pursue M&A opportunities

EXPAND SILICON NITRIDE'S SUCCESSES IN SPINE

New materials (SN-PEEK), new manufacturing technologies, new global markets

MAINTAIN MATERIALS R&D PROGRAM

Maintain leadership, monitor competitive landscape

New products with external partners

Expand with TA&T 3D printing, CMC, and coating applications

SUMMARY

PORTFOLIO & EXPERTISE

SINTX holds a broad portfolio of advanced ceramics materials, with application across technical, antipathogenic, and medical market sectors. SINTX has unmatched global expertise in the development and application of silicon nitride, the premium portfolio offering.

EVOLVING

SINTX has fundamentally transformed, over the past two years, from a specialty materials company into an OEM that can serve many different markets with various product offerings that span significant ranges of quality, value, and economics.

INFLECTION POINT

SINTX begins a new trajectory immediately post two acquisitions which set up the organization for long-term success

THANK YOU

CAP TABLE

NASDAQ: SINT

Summary Cap Table as of June 30, 2022	
Warrants Outstanding	1,117,575
Options Outstanding and Stock Units (as of June 30, 2022)	1,291,207
Total Potentially Dilutive Securities	**2,408,782**
Common Shares Outstanding (as of June 30, 2022)	24,719,574
Series B Outstanding (as converted)*	19,306
Series C Outstanding (as converted)**	34,428
Total Shares	**24,773,308**
Total Shares & Potentially Dilutive Securities	**27,182,090**
Total Debt Outstanding (in thousands)	**$648**

*26 Series B outstanding. Assuming conversion rate of 742.54:1

**51 Series C outstanding. Assuming conversion rate of 675.05:1

MANAGEMENT TEAM



B. Sonny Bal, MD, JD, MBA, Ph.D
Chairman of the Board
Chief Executive Officer

- Orthopedic Surgeon and Attorney
- Ceramic Scientist and Investigator
- CEO since 2014, Board since 2012



David O’Brien, MS
Chief Operating Officer

- 30 years of operations, manufacturing, and engineering experience with medical devices and ceramics



Ryan Bock, Ph.D.
V.P. Research and Development

- 20 years research in advanced ceramics and medical device research and product development experience



Donald Bray, MS, MBA
V.P. Business Development
Industrial & Armor

- 35 years background and experience in technical ceramics and business development
- Proven track record of securing federal, state, and local funds in support of technology development



Joseph Palomo, BS
V.P. Business Development
Antipathogenic

- 40 years of product development and manufacturing experience in protective apparel and medical devices



Michael Marcroft, MBA
V.P. Business Development
Biomedical

- 20+ years of experience in medical technology business development & marketing
- Global corporations and startups



Larry Fehrenbacher, Ph.D.
V.P. Technology

- 60 years experience in technical ceramics and business development